Exhibit 10.25

PROMISE TO PAY INTEREST

THIS AGREEMENT made as at the 7th day of January, 2004.

WHEREAS Lowell Mineral Exploration, L.L.C. an Arizona limited liability company and J. David Lowell and Edith S. Lowell, husband and wife (collectively called the “Guarantor”) has provided cash and/or securities in the sum of $2 million to facilitate the issuance of a bank guarantee (called the “Bank Guarantee”) to Empresa Minera Del Centro Del Peru S.A. (called “Centromin”) pursuant an agreement dated on or about June 6, 2003 entered into between Peru Copper Syndicate S.A., a Peruvian corporation and Centromin regarding a contract for the transfer of certain mining concessions, land, building, licenses and information (called the “Toromocho Option Contract”);

AND WHEREAS the Mining Venture Agreement effective October 1, 2002, as amended, has been adopted as the by-laws of the Peru Copper Syndicate, Limited, a Cayman Islands corporation, the parent corporation of Peru Copper Syndicate S.A.;

AND WHEREAS the undersigned has agreed to pay interest to the Guarantor in consideration of the Guarantor providing the collateral in support of the Bank Guarantee as required under the Toromocho Option Contract which interest will be paid so long as the Guarantor provides the collateral and is liable under the Bank Guarantee.

FOR VALUE RECEIVED I, Luis J. Baertl, both in my capacity as the authorized signatory for La Ermita Ltda. and in my personal capacity (collectively called the “Payor”), each of Av. Suecia 0119, Oficina 609, Providencia, Santiago, Chile, fax: (56-2) 231-8655, e-mail luisjbaertl@entelchile.net promise to pay to the order of the Guarantor, interest on the sum of Five Hundred Thousand dollars ($500,000) at the rate of 12% per annum being the sum of Sixty Thousand dollars ($60,000) per annum, from and including the 6th day of June, 2003 to and including the day on which the Guarantor has been unconditionally released from any and all obligations under the Bank Guarantee.

The action of the Guarantor in providing the collateral in support of the Bank Guarantee required by the Toromocho Option Contract will be considered to be a loan to the Venture in the amount of 75% of any obligations incurred by the Guarantor as a result of such Bank Guarantee. This Promise to Pay Interest reflects the individual obligation of the Payor to the benefit of the Guarantor as a result of the undertaking by the Guarantor of the obligations under the Bank Guarantee.

If the Payor fails to perform its obligations hereunder, such failure will be deemed to be a failure to contribute funds under an approved budget and call for funds under the provisions of Sections 6.2 and 6.3 of the Mining Venture Agreement.

The Payor will pay the interest on an annual basis with the initial payment being due on the 5th day of June, 2004 and every 12 months thereafter or up until the Guarantor is unconditionally released from the Bank Guarantee.

Any and all references to dollars and $ herein are to lawful currency of the United States.

This Agreement will be construed by the internal laws but not the laws of conflict of the State of Arizona and the parties consent to the jurisdiction of the courts of the State of Arizona for the purposes of resolution of any dispute hereunder.

This rights and obligations under this Agreement will not be assignable without the prior written consent of the Guarantor which consent may be withheld in the sole discretion of the Guarantor.

Any notices under this Agreement will be sent to the address specified herein by courier, fax, or e-mail and notice will be effective upon actual receipt as evidenced by a return receipt or by confirmation to the sender by the recipient of the receipt of a fax or e-mail.

LA ERMITA LTDA.

By:
Luis J. Baertl, President

LUIS J. BAERTL, in my personal capacity

CITY OF	)
) ss.
STATE OF	)
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The foregoing instrument was acknowledged before me this                              day of                      , 200  , by Luis J. Baertl dealing in both his capacity as President and authorized signatory of La Ermita Ltda. a limited liability company established under the laws of the Republic of Chile and, in his personal capacity.

Notary Public

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